Exhibit 99.1

Allied Nevada Gold Corp. 9790 Gateway Drive Suite 200 Reno, NV 89521 USA	NEWS RELEASE

Allied Nevada Completes Successful First Quarter 2012 Hycroft Drill Program Highlighted by 116 Meters of 0.75 g/t Gold and 45.6 g/t Silver (1.6 g/t Gold Equivalent1)

April 4, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to provide an update for the first quarter 2012 drill program at its wholly owned Hycroft mine located near Winnemucca, Nevada.

Highlights for drilling in the first quarter of 2012 include 116 meters grading 0.75 g/t Au2 and 45.6 g/t Ag2 (1.6 g/t AuEq1,2) and 56 meters grading 0.98 g/t Au and 59.7 g/t Ag (2.0 g/t AuEq) of mill material. Heap leach material drilling highlights include 11 meters grading 1.84 g/t Au and 122.4 g/t Ag (4.0 g/t AuEq).

The primary goals for the drill program in the first quarter of 2012 were collecting material for engineering support of the expansion projects and ongoing metallurgical optimization work. These results also provided additional data to infill areas within the next resource model.

“We successfully completed the planned first quarter drill program for 2012 and are pleased with the results,” commented Dave Flint, Vice President of Exploration. “Drilling continues to intersect average to better than average grade material within the deposit.”

The material gathered in 2012 is primarily being utilized for ongoing metallurgical optimization and engineering work in association with the expansion projects. Core samples are being utilized to create large quantities of concentrate for optimization work and to provide samples for testing in offsite processing facilities. The Company continues to review additional process methods for the concentrate, such as fine grind and leaching.

For a full list of the assay results for the 2012 drill program and a current drill map showing the locations of current and planned holes, please go to our website at www.alliednevada.com.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada geologists to be shipped to ALS Chemex and Inspectorate assay laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods with an atomic absorption finish. Gold over limits and silver are determined using fire assay with a gravimetric finish.

1	Gold Equivalent (AuEq) is calculated using a silver to gold ratio of 57.14:1.
2	Au = gold, Ag = silver, AuEq = Gold Equivalent

Hole ID	FROM	TO	INTERVAL	GRADE (g/t)			LOCATION	Nature of Mineralization
	meters	meters	meters	Au	Ag	AuEq
4074	212	255	43	0.65	28.3	1.1	Vortex	Transitional + Sulfide
4214	370	427	57	0.98	59.7	2.0	Brimstone	Transitional + Sulfide
4229	316	431	115	0.75	45.6	1.6	Vortex	Transitional + Sulfide
4296	98	109	11	1.84	122.4	4.0	Brimstone	Oxide
4301	154	188	34	0.72	16.2	1.0	Vortex	Sulfide
and	346	442	96	0.48	31.2	1.0	Vortex	Sulfide
and	472	489	17	1.64	10.2	1.8	Vortex	Sulfide
4303	22	53	31	0.51	118.5	2.6	Brimstone	Oxide

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald A. Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Exploration, Hycroft for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated October 5, 2011, filed with SEDAR at www.sedar.com.

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Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press release), such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from our website or the SEC website at http://www.sec.gov/edgar.shtml.

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